CONTACT:	Joel Shadle	CSC PRESS RELEASE
	Global Media Relations	SEPTEMBER 4, 2012
CSC Corporate
703-641-2316
jshadle@csc.com

Steve Virostek
Director, Investor Relations
CSC Corporate
703-641-3000
investorrelations@csc.com

Revised Tuesday September 4, 2012

CSC SIGNS AGREEMENT WITH U.K. NATIONAL HEALTH SERVICE

Four year Agreement to Deliver Lorenzo Products and other Healthcare Solutions

Falls Church September 4, 2012 – CSC (NYSE: CSC) entered into an agreement with the U.K. National Health Service (NHS) on August 31, 2012 to amend the existing contract under which CSC has developed and is deploying an integrated electronic patient records system using CSC’s Lorenzo Regional Care software products. The agreement, which has received the approval of all required U.K. government officials and is effective immediately, offers substantial flexibility to NHS trusts in their choice of electronic care records solutions while affording CSC the opportunity to expand and accelerate its marketing of the Lorenzo solution to NHS trusts across England. The term of the agreement extends through July 2016. The agreement includes full mutual releases of all claims between the parties through the date of the agreement.

“This agreement is a significant milestone in our relationship with the National Health Service and represents a renewed commitment by the NHS and CSC to a long-term partnership as well as CSC’s healthcare solutions,” said Mike Lawrie, CSC’s president and chief executive officer. “Under this agreement CSC will continue to have the opportunity to support the NHS Information and Communications Technology infrastructure through deployment of our groundbreaking Lorenzo base product solutions, now rigorously tested and approved for wide-scale deployment across NHS. We are already seeing strong demand from NHS trusts that are confident our solutions will bring the safety and efficiency gains required by a modern NHS.”

Under the agreement the parties have redefined the scope of the Lorenzo products and have established deployment and ongoing service pricing. CSC will deliver additional Lorenzo implementations based on demand from individual NHS trusts. A flexible arrangement has been established for these trusts to combine additional clinical modules with the core care management functionality of the Lorenzo solution to meet their specific requirements. CSC and the NHS have also agreed to a streamlined approach for trusts which wish to take the Lorenzo products within the NHS-designated North, Midlands and East regions of England to obtain central funding from the U.K. Department of Health for implementation of the Lorenzo products. In addition, CSC may offer the Lorenzo solutions throughout the rest of England where trusts select CSC’s solutions through a separate competitive process. Under the new agreement the NHS will not be subject to trust volume commitments and CSC has agreed to non-exclusive deployment rights in its designated regions. Trusts will receive ongoing managed services from CSC for a period of five years from the date of Lorenzo deployment by a trust, provided deployment is complete or substantially complete by July 2016.

Beyond its Lorenzo offerings, CSC will continue to provide a wide range of other solutions and services to the NHS, including general practitioner, ambulance and community systems, digital imaging and other related services.

Further details regarding the August 31, 2012 agreement can be found in the Form 8-K filed by CSC today with the U.S. Securities and Exchange Commission.

About CSC

CSC is a global leader in providing technology-enabled business solutions and services. Headquartered in Falls Church, Va., CSC has approximately 96,000 employees and reported revenue of $15.8 billion for the 12 months ended June 29, 2012. For more information, visit the company’s website at www.csc.com.